Exhibit 99.1

Iowa Telecom Reports Results for First Quarter Ended March 31, 2009

NEWTON, Iowa--(BUSINESS WIRE)--April 30, 2009--Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced solid results for the first quarter ended March 31, 2009. Quarterly highlights for the Company include:

  Bishop Communications integration continues to progress on schedule.
  Sherburne Tele Systems, Inc. regulatory approvals were received, and a mid-year closing is targeted.
  Operating revenues were $61.3 million.
  Net income was $4.5 million or $0.14 per diluted share.
  Adjusted EBITDA (as defined herein) was $31.5 million.

“Our business continued to deliver another solid quarter of overall results, despite the challenging macroeconomic environment,” said Alan L. Wells, Iowa Telecom chairman and chief executive officer. “Revenues remained strong at $61.3 million during the quarter, and our Adjusted EBITDA was $31.5 million. Operationally we continued our successful growth in our DSL product, adding 2,500 new customers, as well as in our video offering which grew by 1,100 customers. Our ILEC access line loss was 3,600 lines during the first quarter, reflecting our lowest quarterly ILEC access line losses since cable competition commenced in many of our markets in early in 2007. Our CLEC lines were unchanged from the prior quarter.

“Capital expenditures were $3.6 million for the quarter, and our cash interest expense was $7.4 million,” Wells continued. “We continue to expect our 2009 capital expenditures to be between $25.0 million and $27.0 million, and cash interest expense to be between $29.0 million and $31.0 million. We expect to update our guidance for the impact of our pending Sherburne acquisition following the closing of the transaction,” Wells noted.

“Overall, I am pleased with our results for the quarter, particularly in light of the general economic conditions,” Wells continued. “Looking ahead, we intend to continue to focus on growth in our bundled product offerings and our DSL products, and feel comfortable with our competitive position.”

“Regarding our transactions, we continue on schedule with the integration of our Bishop Communications operation, which we acquired in July of last year,” concluded Wells. “In addition, during the quarter we obtained the regulatory approvals required for our Sherburne acquisition, which we hope to close mid-year. Strategic acquisitions such as Bishop, and the pending Sherburne transaction, enable us to profitably grow our business, while continuing to return a significant portion of our cash flow back to our shareholders in the form of our dividends.”

FINANCIAL DISCUSSION FOR FIRST QUARTER 2009:

  Operating Revenues were $61.3 million in the first quarter compared to $60.8 million in the first quarter of 2008. Network access services revenues decreased $808,000, or 3.6%, for the first quarter. Local services revenues increased $394,000, or 2.2%. Data and Internet Services revenue increased by $1.6 million, or 19.5%, primarily as a result of growth in our DSL product. Toll services revenue decreased $304,000, or 5.2%. Other services and sales decreased $416,000, or 6.4%.
  Operating Costs and Expenses increased $5.1 million, or 12.3%, in the first quarter of 2009 as compared to the first quarter of 2008. Cost of services and sales increased $1.6 million, or 8.7%, principally due to operating costs at the acquired Bishop Communications. Selling, general and administrative costs increased $2.1 million, or 20.6%, compared to the year-ago period primarily as a result of $1.2 million of acquisition related costs that were charged to expense in accordance with SFAS No. 141(R) which was adopted on January 1, 2009, as well as additional operating expenses from our acquisition of Bishop Communications. Depreciation and amortization increased $1.4 million, or 11.0%.
  Operating Income was $14.9 million in the first quarter of 2009 as compared to $19.5 million in the same period in 2008.
  Interest Expense for the first quarter decreased $102,000, or 1.3%, to $7.6 million compared to $7.7 million in the same period in 2008. The decrease was the result of lower interest rates, which more than offset the impact of a higher average balance on the revolving line of credit in 2009 and the debt acquired with the Bishop transaction.
  Earnings Before Income Taxes for the first quarter of 2009 were $8.0 million, compared to $11.9 million in the first quarter of 2008.

  Income Tax Expense for the first quarter was $3.5 million, compared to $5.0 million in the first quarter of 2008. The recorded book tax expense did not impact the cash taxes paid during the quarter. Cash income taxes reflect the continued utilization of net operating loss carry forwards and continued goodwill amortization for tax purposes. The Company paid actual cash income taxes during the quarter of $1,000, and had unused tax net operating loss carry forwards of approximately $149.0 million as of December 31, 2008.
  Net Income was $4.5 million for the quarter, compared to net income of $7.0 million in the first quarter of 2008.
  Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA as defined herein) was $31.5 million for the first quarter of 2009, as compared with $33.3 million in the same period in 2008. The decrease was primarily due to increased operating costs and expenses.
  Total Access Lines decreased by 3,600 during the first quarter of 2009 from the fourth quarter in 2008, as ILEC access lines declined by 3,600 lines and CLEC lines remained stable. Total access lines increased 1,500, or 0.6%, for the first quarter of 2009 compared to the first quarter of 2008, driven primarily by the Bishop Communications acquisition.

First Quarter 2009 Financial Summary
(Unaudited)
(dollars in thousands, except per share amounts)

	1st Quarter	1st Quarter	Change
	2009	2008	Amount	Percent

Revenue	$61,288	$60,845	$443	0.7%
Operating Income	$14,862	$19,512	$(4,650)	-23.8%
Interest Expense	$7,596	$7,698	$(102)	-1.3%
Earnings Before Income Taxes	$7,980	$11,933	$(3,953)	-33.1%
Income Tax Expense	$3,471	$4,976	$(1,505)	-30.2%
Net Income	$4,509	$6,957	$(2,448)	-35.2%

Basic Earnings Per Share	$0.14	$0.22	$(0.08)	-36.4%
Diluted Earnings Per Share	$0.14	$0.21	$(0.07)	-33.3%

Adjusted EBITDA (1)	$31,451	$33,259	$(1,808)	-5.4%
Capital Expenditures	$3,627	$5,858	$(2,231)	-38.1%
Dividends Paid	$12,949	$12,887	$62	0.5%

(1) See the definition of Adjusted EBITDA under Explanation and Reconciliation to Non-GAAP Concepts at the end of the financial statements.

Key Operating Statistics	1st Quarter	1st Quarter	Change
	2009(3)	2008	Amount	Percent
Telephone Access Lines
ILEC Lines (1)	206,100	210,300	(4,200)	-2.0%
CLEC Lines (2)	32,400	26,700	5,700	21.3%
Total Telephone Access Lines	238,500	237,000	1,500	0.6%

Long Distance Subscribers	145,000	141,000	4,000	2.8%
Dial-up Internet Subscribers	15,100	20,800	(5,700)	-27.4%
DSL Subscribers	78,200	65,800	12,400	18.8%
Video Subscribers (4)	21,400	10,700	10,700	100.0%

Key Operating Statistics	1st Quarter	4th Quarter	Change
	2009(3)	2008(3)	Amount	Percent
Telephone Access Lines
ILEC Lines (1)	206,100	209,700	(3,600)	-1.7%
CLEC Lines (2)	32,400	32,400	-	0.0%
Total Telephone Access Lines	238,500	242,100	(3,600)	-1.5%

Long Distance Subscribers	145,000	146,400	(1,400)	-1.0%
Dial-up Internet Subscribers	15,100	16,700	(1,600)	-9.6%
DSL Subscribers	78,200	75,700	2,500	3.3%
Video Subscribers (4)	21,400	20,300	1,100	5.4%

(1)Includes lines subscribed by our incumbent local exchange carrier retail customers and lines subscribed by our “wholesale” customers who are competing local exchange carriers. Wholesale access lines include: lines subscribed by our local exchange carrier competitors pursuant to interconnection agreements on an unbundled network element basis, for which the competitive local exchange carrier pays us a monthly fee; lines that we provide to competitive local exchange carriers for resale to their subscribers, for which the competitive local exchange carrier pays us a monthly fee equal to what we would charge our customers for local service less an agreed discount; and shared lines, for which a competitive local exchange carrier pays us a monthly fee to provide DSL service to its customers. We had 2,800 wholesale lines subscribed at March 31, 2008, 2,300 at December 31, 2008 and 2,100 at March 31, 2009.

(2)Access lines subscribed by retail customers of our competitive local exchange carrier subsidiaries.

(3)Includes units acquired from Bishop Communications.

(4)Includes subscribers served via our facilities as well as subscribers of satellite service which we resell.

Investor Call

As previously announced, Iowa Telecom’s management will hold a conference call to discuss the first quarter 2009 results on Thursday, April 30, 2009, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (719) 325-4916 approximately 10 minutes prior to the start of the call. A telephonic replay will become available after 12:00 p.m. (Eastern Time) on April 30, 2009 and will remain available through May 7, 2009 by dialing (719) 457-0820 and entering Confirmation Code 3349130.

The live broadcast of Iowa Telecom’s quarterly conference call will be available online at www.iowatelecom.com or www.earnings.com on April 30, 2009, beginning at 9:00 a.m. (Eastern Time). The online replay will become available after 12:00 p.m. (Eastern Time) and will continue to be available for 30 days.

Forward-Looking Statements

The press release may contain forward-looking statements that are not based on historical fact, including without limitation statements containing the words “believes,” “may,” “plans,” “will,” “estimate,” “continue,” “anticipates,” “intends,” “expects,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from future results, events or developments described in the forward-looking statements. Such factors include those risks described in Iowa Telecom’s Form 10-K on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information is current as of the date this press release is issued, and Iowa Telecom undertakes no duty to update this information.

About Iowa Telecom

Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 450 Iowa communities and 6 Minnesota communities and employs nearly 800 people. The company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Balance Sheets
(Unaudited)
(dollars in thousands, except per share amounts)

	As of	As of
	March 31, 2009	December 31, 2008
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,715	$11,605
Accounts receivable, net	21,418	23,320
Inventory	4,400	3,946
Prepayments and other assets	4,284	3,149
Total Current Assets	36,817	42,020

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	604,264	601,782
Accumulated depreciation	(323,432)	(310,936)
Net Property Plant and Equipment	280,832	290,846

GOODWILL	474,117	473,984
INTANGIBLE ASSETS AND OTHER, net	35,536	36,904
INVESTMENT IN AND RECEIVABLE FROM THE RURAL TELEPHONE FINANCE COOPERATIVE	15,948	16,174
Total Assets	$843,250	$859,928
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving credit facility	$33,000	$39,000
Accounts payable	8,565	11,017
Advanced billings and customer deposits	9,152	8,615
Accrued and other current liabilities	27,342	32,429
Current maturities of long-term debt	1,242	1,219
Total Current Liabilities	79,301	92,280
LONG-TERM LIABILITIES
Long-Term Debt	488,683	489,003
Deferred Tax Liabilities	51,024	47,575
Other Long-Term Liabilities	28,523	28,326
Total long-term liabilities	568,230	564,904

TOTAL LIABILITIES	647,531	657,184

STOCKHOLDERS’ EQUITY
Iowa Telecommunications Services, Inc. stockholders’ equity
Common stock, $.01 par value, 100,000,000 shares authorized, 31,925,803 and 31,500,687 shares issued and outstanding

	319	315
Additional paid-in-capital	328,768	327,264
Retained deficit	(119,449)	(110,814)
Accumulated other comprehensive loss	(14,269)	(14,308)
Total Iowa Telecommunications Services, Inc. Stockholders’ Equity	195,369	202,457
Noncontrolling interest	350	287
Total Stockholders’ Equity	195,719	202,744

Total Liabilities and Stockholders’ Equity	$843,250	$859,928

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Income Statements
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008

REVENUE AND SALES
Local services	$18,085	$17,691
Network access services	21,854	22,662
Toll services	5,566	5,870
Data and internet sales	9,655	8,078
Other services and sales	6,128	6,544
Total revenues and sales	61,288	60,845

OPERATING COSTS AND EXPENSES

Cost of services and sales (exclusive of items shown separately below)	20,234	18,613
Selling, general and administrative	12,202	10,115
Depreciation and amortization	13,990	12,605
Total operating costs and expenses	46,426	41,333

OPERATING INCOME	14,862	19,512

OTHER INCOME (EXPENSE)
Interest and dividend income	873	378
Interest expense	(7,596)	(7,698)
Other, net	(159)	(259)
Total other expense, net	(6,882)	(7,579)

EARNINGS BEFORE INCOME TAXES	7,980	11,933

INCOME TAX EXPENSE	3,471	4,976

NET INCOME	4,509	6,957

Net loss attributable to noncontrolling interest	98	-

NET INCOME ATTRIBUTABLE TO IOWA
TELECOMMUNICATIONS SERVICES, INC.	$4,607	$6,957

COMPUTATION OF EARNINGS PER SHARE
Basic - Earnings Per Share	$0.14	$0.22
Basic - Weighted average number of shares outstanding	31,594	31,444

Diluted - Earnings Per Share	$0.14	$0.21
Diluted - Weighted average number of shares outstanding	32,149	31,993

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
Statements of Cash Flows
(Unaudited) (in thousands)

	Three Months Ended
	March 31,
	2009	2008

CASH FLOWS FROM OPERATING
ACTIVITIES
Net income	$4,509	$6,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,582	12,231
Amortization of intangible assets	408	374
Amortization of debt issuance costs	174	148
Deferred income taxes	3,421	4,769
Non-cash stock based compensation expense	885	866

Changes in operating assets and liabilities, net of impact of acquisitions: Receivables	1,902	1,778
Inventory	(454)	(418)
Accounts payable	(2,447)	(1,064)
Other assets and liabilities	(4,457)	(6,448)

Net cash provided by operating activities	17,523	19,193

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(3,627)	(5,858)
Business acquisitions, net of cash acquired	(324)	-
Deposit for wireless licenses	-	(1,906)
Net cash used in investing activities	(3,951)	(7,764)

CASH FLOWS FROM FINANCING ACTIVITIES
Net change in revolving credit facility	(6,000)	(15,000)
Proceeds from exercise of stock options	589	-
Payment of long-term debt	(297)	-
Capital contributions from noncontrolling interests	195	-
Dividends paid	(12,949)	(12,887)
Net cash used in financing activities	(18,462)	(27,887)
Net Change in Cash and Cash Equivalents	(4,890)	(16,458)

Cash and Cash Equivalents at Beginning of Period	11,605	21,919

Cash and Cash Equivalents at End of Period	$6,715	$5,461

IOWA TELECOMMUNICATIONS SERVICES, INC. AND SUBSIDIARIES
EXPLANATIONS AND RECONCILIATIONS TO NON-GAAP CONCEPTS
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2009	2008

ADJUSTED EBITDA:
Net Income	$4,509	$6,957
Income Tax Expense	3,471	4,976
Interest Expense	7,596	7,698
Depreciation and Amortization	13,990	12,605
Unrealized losses on financial derivatives	173	259
Non-cash stock-based compensation expense (1)	885	866
Extraordinary or unusual (gains) losses	-	-
Non-cash portion of dividend income (2)	(337)	(102)
Other non-cash losses (gains)	-	-
Loss (gain) on disposal of assets not in ordinary course of business	-	-
Transaction costs	1,164	-
ADJUSTED EBITDA	$31,451	$33,259

(1) Included in Selling, General and Administrative Expense on the Consolidated Statements of Operations. (2) Included in Interest and Dividend Income on the Consolidated Statements of Operations.

We present Adjusted EBITDA because we believe it is a useful indicator of our historical debt capacity and our ability to service debt and pay dividends. We also present Adjusted EBITDA because covenants in our credit facilities contain ratios based on Adjusted EBITDA.

Adjusted EBITDA is defined in our credit facilities as: (1) consolidated net income, as defined therein; plus (2) the following items, to the extent deducted from consolidated net income: (a) interest expense; (b) provision for income taxes; (c) depreciation and amortization; (d) transaction expenses related to the IPO and the related debt refinancing and other limited expenses related to permitted securities offerings, investments and acquisitions incurred after the closing date of the IPO, to the extent not exceeding $5.0 million; (e) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133; (f) non-cash stock-based compensation expense; (g) extraordinary or unusual losses (including extraordinary or unusual losses on permitted sales of assets and casualty events); (h) losses on sales of assets other than in the ordinary course of business; and (i) all other non-cash charges that represent an accrual for which no cash is expected to be paid in the next twelve months; minus (3) the following items, to the extent any of them increases consolidated net income: (w) extraordinary or unusual gains (including extraordinary or unusual gains on permitted sales of assets and casualty events); (x) gains on asset disposals not in the ordinary course; (y) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133; and (z) all other non-cash income (including the non-cash portion of any RTFC patronage capital allocation). If our Adjusted EBITDA were to decline below certain levels, covenants in our credit facilities that are based on Adjusted EBITDA, including our fixed charge coverage and total leverage ratio covenants, may be violated and could cause, among other things, a default or mandatory prepayment under our credit facilities, or result in our inability to pay dividends.

We believe that net income is the most directly comparable financial measure to Adjusted EBITDA under GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Adjusted EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Adjusted EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, capital expenditures and acquisitions and pay its income taxes and dividends.

CONTACT:
Corporate Communications, Inc.
Investor Relations Contacts:
Kevin Inda, 407-566-1180
Kevin.Inda@cci-ir.com
or
Craig Knock, 641-787-2089
Chief Financial Officer
or
Media Contact:
Julie White, 641-787-2040
Director, Corporate Communications
Julie.White@iowatelecom.com